DATAMEG CORP. INITIATES CAS TECHNOLOGY DEMONSTRATIONS IN WASHINGTON DC


WASHINGTON DC, Oct. 19 -- DataMEG Corp. (OTC BB: DTMG) announced today that they have initiated their CAS technology demonstration schedule in Washington, DC. The Company expects this schedule to continue through the remainder of October and into November.

Andrew Benson, President DataMEG Corp. stated, "We have completed our CAS testing and demonstration schedule at our New Jersey development site. The results were favorable and the CAS demonstrations were successful. We have now moved the demonstration system to Washington DC and are looking forward to an important series of CAS demonstrations here. The CAS demonstration unit is working as expected at this level of development, we are performing complete file transfers with bit-error rates within standards.

Mr. Benson continued, "DataMEG has already entered into discussions with a technology development company who is preparing a schedule to bring CAS into product form. This is an exciting development, as a result of our demonstration and development work. This development process will reduce the CAS unit from its current prototype form to an application specific integration circuit (ASIC) "chip". The CAS product, as an ASIC "chip" will be fully duplex and include the specification upgrades and improvements that we have learned through the entire development process. We expect the move to create the CAS ASIC "chip" to enhance our position as a technology development company and add value."

DataMEG Corp., currently headquartered in Washington DC, is an engineering/technology firm focused on Internet and telecommunications technology solutions. DataMEG Corp. is developing proprietary technology, its Communications Acceleration System, (CAS), which allows for the transfer of information over POTS, DSL and other information transmission networks.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, and the business conditions and growth in related areas of telecommunications, wireless and digital transmission arenas and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving product. Other risks, including the outcome of pending adverse claims to the Company and its subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. or its subsidiary undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.